Exhibit 99.1

NEWS RELEASE

18-05-095

2901 Butterfield Road

Oak Brook, Illinois 600523

www.inland-western.com

FOR IMMEDIATE RELEASE

Contact:  Georganne Palffy, The Inland Real Estate Group of Companies, Inc. (Analysts)

  (630) 218-8000 Ext 2358 or palffy@inlandgroup.com

  Darryl Cater, The Inland Real Estate Group of Companies, Inc. (Media)

  (630) 218-8000 Ext. 4896 or cater@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

STOCKHOLDERS RATIFY PLAN OF MERGER

98 PERCENT OF SHARES REPRESENTED VOTED IN FAVOR OF TRANSACTION

Oak Brook, Ill.  November 13, 2007 – Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today that its stockholders voted to ratify the previously announced plan of merger to acquire the company’s external Business Manager/Advisor and Property Managers.  The final tabulation of stockholder votes was recorded today at the Inland Western annual meeting, which took place at 2901 Butterfield Road, Oak Brook, Illinois.

For the proposed merger to gain stockholder approval a quorum was required, and a majority of the more than 250 million shares represented at the meeting were needed to vote in favor of the merger.  Of the votes cast, more than 98 percent voted in favor of the merger.

The merger is expected to increase funds from operations. The merger is also expected to increase net cash flows provided by operating activities of the company by not less than

$30 million in the first full year following the closing, and is expected to increase in net cash flows thereafter, which the company intends to use to increase its retained earnings.   As outlined in the original prospectus, the merger is a further step in the process towards a liquidity event for Inland Western’s stockholders.

Additionally at the annual meeting, the slate of board of directors was re-elected, and the proposal to ratify the selection of the company’s independent registered public accounting firm, KPMG LLP was approved.

Inland Western Retail Real Estate Trust, Inc. is a real estate investment trust focused on the acquisition, development and management of retail properties, including lifestyle, power, neighborhood and community centers, in addition to single-user net lease properties in locations demonstrating solid demographics.  As of June 30, 2007, the portfolio consisted of 304 properties totaling approximately 45.7 million square feet, located in 38 states and one Canadian province.  Inland Western is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc., which collectively owns and manages approximately $20 billion in assets.  For further information, please see the company website at www.inland-western.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”

The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and each Quarterly Report on Form 10-Q filed thereafter.  Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.